Exhibit 99.1
Press Release (Excerpt)

FOR IMMEDIATE RELEASE:
March 9, 2015
CONTACT:
Norm Magnuson, CDIA’s Vice President of Public Affairs
Tel: (202) 408-7406

Equifax, Experian and TransUnion Launch National Consumer Assistance Plan to Enhance Credit Report Accuracy, Consumer Experience
Equifax, Experian and TransUnion today announced a National Consumer Assistance Plan that will enhance their ability to collect complete and accurate consumer information and will provide consumers more transparency and a better experience interacting with credit bureaus about their credit reports. The plan was announced after cooperative discussions and an agreement with New York Attorney General Eric Schneiderman.
“The National Consumer Assistance Plan we are announcing today will enhance our ability to offer accurate reports and make the process of dealing with credit information easier and more transparent for consumers,” said Stuart Pratt, President and CEO of the Consumer Data Industry Association, the trade association representing the consumer data industry, including the three national credit reporting agencies. “While we are pleased that the most recent comprehensive study by the Federal Trade Commission showed that credit reports are materially accurate 98% of the time, we are always looking for ways to improve our procedures, and this consumer assistance plan will allow us to do that. While all three nationwide credit bureaus have been and continue to operate in compliance with the applicable federal and state laws, we have never hesitated to go beyond the letter of the law to voluntarily improve the existing credit reporting environment.”
During discussions over recent months, the New York Attorney General and other state attorneys general allowed the credit reporting agencies to collaborate in an unprecedented manner to share industry best practices and develop a plan that will offer consistent and meaningful benefits to consumers.
The National Consumer Assistance Plan focuses on enhancements in two primary areas: consumer interaction with national credit reporting agencies and data accuracy and quality.

National Consumer Assistance Plan Highlights

•	Consumer experience:

◦	Consumers visiting www.annualcreditreport.com, the website that allows consumers to obtain a free credit report once a year will see expanded educational material.

◦	Consumers who obtain their free annual credit report and dispute information resulting in modification of the disputed item will be able to obtain another free annual report without waiting a year.

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Consumers who dispute items on their credit reports will receive additional information from the credit bureaus along with the results of their dispute, including a description of what they can do if they are not satisfied with the outcome of their dispute.

◦	The CRAs are focusing on an enhanced dispute resolution process for consumers that are proven victims of identity theft and fraud, as well as those involved in mixed file situations.

•	Data accuracy and quality:

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Medical debts won’t be reported until after a 180-day “waiting period” to allow insurance payments to be applied. The CRAs will also remove from credit reports previously reported medical collections that have been or are being paid by insurance.

◦	Consistent standards will be reinforced by the credit bureaus to entities that submit data for inclusion in a credit report (data furnishers).

◦	Data furnishers will be prohibited from reporting authorized users without a date of birth and the CRAs will reject data that does not comply with this requirement.

◦	The CRAs will eliminate the reporting of debts that did not arise from a contract or agreement by the consumer to pay, such as tickets or fines.

◦	A multi-company working group will be formed to regularly review and help ensure consistency and uniformity in the data submitted by data furnishers for inclusion in a consumer’s credit report.

“The current work done by the nationwide credit reporting agencies creates a market that is fair and focused on the needs of more than 200 million credit-active consumers in the United States,” Pratt said. “The National Consumer Assistance Plan will make their credit reporting experience simpler and more transparent.”
The National Consumer Assistance Plan will build on other steps the credit bureaus have made in recent years to improve consumers’ ability to resolve issues related to credit reports. In 2013, the companies launched a process under which consumers can upload documents digitally to dispute how their lenders have reported their accounts to the credit bureaus.
Implementation of the consumer assistance plan will begin over the next few months. In addition to the announcement today, dialogue continues with additional attorneys general, and further announcements could be made in coming months.

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